[*] CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                                                                   EXHIBIT 10.12
                             DISTRIBUTION AGREEMENT


        THIS AGREEMENT ("Agreement") is made and entered into as of November 17, 1997 (the "Effective Date"), by and between GUIDANT CORPORATION, an Indiana corporation, and its Affiliates ("Guidant"), having a place of business at 135 Constitution Drive, Menlo Park, California 94025, and MICRO THERAPEUTICS, INC., a Delaware corporation ("MTI"), having a place of business at 1062-F Calle Negocio, San Clemente, California 92673.


                                    RECITALS

        A. MTI is engaged in the business of developing the Products (as defined below), and Guidant is in the business of developing, manufacturing and distributing medical devices; and

        B. The parties desire that Guidant invest in MTI, the details of which investment are fully described and governed by that certain Convertible Subordinated Note Agreement of even date herewith; and

        C. In consideration for such investment, the parties desire that Guidant act as an exclusive independent distributor of the Products within the Territory within the Field (as defined below) under the terms and conditions of this Agreement;

        N o w, T h e r e f o r e, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:


        1. DEFINITIONS.

        1.2 "Affiliate" means any company or entity that controls, is controlled by or is under common control with, a party to this Agreement.

        1.3 "Approval Date" means the date on which the CE Marking under the EU Medical Devices Directive (the "CE Mark") is obtained for LES.

        1.4 "Change of Control Event" means any sale of all or substantially all of a party's assets or stock or a change in ownership or control of a party, whether by merger or otherwise.

        1.5 "Confidential Information" includes, but is not limited to, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, business activities and operations, customer lists, reports, studies and other technical and business information.

        1.6 "Cost" means the price paid by Guidant to MTI for each Product purchased under this Agreement.

        1.7 "Customer" means a person or entity, and its wholly-owned subsidiaries and affiliates who purchase Products.

        1.8 "Effective Date" means the date first set forth above.

        1.9 "Field " means devices and methods of use directed toward diagnosis, treatment or prevention of disease in the neck and head, not including stenting of carotid stenosis.

        1.10 "First Commercial Sale" will not include any sales to a third party in connection with any clinical trials or regulatory or safety testing.

        1.11 "LES" means MTI's Liquid Embolic System that includes an embolic agent and delivery system.

        1.12 "Margin" means Net Sales minus the Cost of the Product sold.

        1.13 "Net Sales" means the gross amounts recorded by Guidant on the accrual method minus reasonable reserves for bad debt consistent with generally accepted accounting principles consistently applied by Guidant for sales of, and in connection with Guidant's purchase, transportation and importation of, the Products, less any discounts, rebates and credit for returned goods and cancellations, and less all freight charges, insurance and other costs of shipping and handling, taxes, duties and the like, all to the extent that any of the foregoing may be recorded or incurred by Guidant in connection with the Products under this Agreement. The aforementioned shall be converted to United States dollars each month, using Guidant's standard practice to determine Net Sales.

        1.14 "Peripheral Product" means each of MTI's devices or technology other than Products, currently or hereafter developed or otherwise acquired by MTI, that has application principally in the peripheral vasculature. Such products include peripheral infusion products and thrombectomy devices.

        1.15 "Product" means each of MTI's devices or technology, currently or hereafter developed or otherwise acquired by MTI, that has any application in the Field, including but not limited to LES, stent system for carotid and intracranial aneurysms, neuro microcatheters and any improvements, enhancements or line extensions thereto.

        1.16 "Territory" means the territory identified on Exhibit A of this Agreement.

        2. APPOINTMENT OF GUIDANT.

        2.1 Appointment. MTI hereby appoints Guidant as the exclusive distributor of the Products within the Territory (other than by MTI for clinical or regulatory purposes) for use by Customers in the Field. During the term of this Agreement, MTI will not appoint or authorize any other distributor or sales representative to make sales of all or any part of the Products within the Territory in the Field nor will MTI sell any Product to any entity that it knows or has reason to know will sell the Product in the Territory in the Field, without Guidant's prior written permission. Guidant shall be entitled to use subdistributors and agents of its own choosing in distributing the Products. Guidant shall have the right during the term of this Agreement to represent to the public that it is an authorized independent distributor of the Products within the Territory.


        2.2 Independent Contractor. Guidant is and at all times shall be an independent contractor in all matters relating to this Agreement. Guidant and its employees are not agents of MTI for any purposes and have no power or authority to bind or commit MTI in any way.


        3. GUIDANT'S DUTIES. Guidant shall use reasonable commercial efforts to introduce, promote the sale of, solicit and obtain orders for Products from Customers in accordance with the terms of this Agreement. In particular, Guidant agrees as follows:

        3.1 Personnel. Within ninety (90) days after the Approval Date, Guidant shall provide a minimum of [*] ([*]) sales personnel for the Territory to assist in the marketing and sale of the Products. Such personnel may include a sales manager and may, at Guidant's sole option and discretion, market and sell other products in addition to the Products; provided, however, that such personnel may not sell any solvent-based liquid embolic products of MTI's competitors.

        3.2 Forecast. Guidant shall prepare and submit to MTI on or before the date that is three (3) months before the Approval Date and on or before the first day of each calendar quarter during the term of this Agreement a non-binding, rolling six (6) month sales forecast by Product, anticipated quantity and estimated delivery date, which will include a provision for maintaining a reasonable inventory of Products to service Customers. All forecasts and estimates are provided by Guidant to MTI for planning purposes only.

        3.3 No Minimum Purchase Requirements. Nothing herein shall be construed to obligate Guidant to purchase any minimum quantity of any of the Products, it being agreed by the parties that such an obligation would be impossible to reasonably determine since the Products are being developed and are not yet tested, approved or otherwise commercially available.

        3.4 Compliance with Laws. Subject to Section 4 below, Guidant will, at all times, have all necessary legal permits and licenses required by any governmental unit or agency and will comply with all applicable international, national, state, regional and local laws and regulations, in performing its duties hereunder and in any of its dealings with respect to the Products as an independent distributor, except where the failure to obtain such permits or licenses or failure to comply will not have a material adverse effect on Guidant's ability to market and sell the Products.

        4. MTI'S DUTIES. MTI will use reasonable commercial efforts to develop for commercialization those Products currently under development and to create new Products for commercialization in the Field.

        4.1 Responsibility for Regulatory and Safety Testing Requirements and for Obtaining Required Approvals and Registrations.

                4.1.1 Regulatory and Safety Testing Requirements. MTI will be considered to be the finished device manufacturer for the Products, and will be responsible for compliance with all regulatory and safety testing requirements in the Territory. MTI agrees to provide Guidant with the data and results from clinical trials with respect to each of the Products.

                4.1.2 Regulatory Approvals and Registrations. MTI shall use its best efforts to obtain all regulatory approvals for the Products in the Territory, including, at a minimum, the CE Mark for each Product and any additional country-specific approvals.

                4.1.3 Quality System Compliance. MTI will be solely responsible for quality system compliance affecting the Products, including, at a minimum, ISO certification and compliance with FDA Quality System Regulations. During the term of this Agreement, Guidant will manage the complaint files associated with the Products in the Territory and provide copies of those complaint files to MTI.

                4.1.4 Post-Market Surveillance. Guidant will be responsible for any reportable events, such as patient death or injury, associated with the Products to the European authorities, and MTI will be solely responsible for any reportable events associated with the Products to the United States authorities; provided, however, that to the extent required by applicable law each party may report such events to the applicable authorities. Guidant will notify MTI of any such event within two (2) days after Guidant learns of such event. Each party agrees to provide the other party with any assistance required in connection with such activities, including without limitation access to the Product files.

                4.1.5 Assistance by Guidant. Upon MTI's request, Guidant may provide regulatory and clinical trial services to assist MTI in its regulatory and safety testing required in the Territory. The scope of, and Guidant's fees for, such services will be negotiated in good faith by the parties and governed by the terms and conditions of a written agreement executed by both parties.

                4.1.6 Reimbursement. MTI shall use its best efforts to obtain reimbursement from governmental agencies, third-party payors, or other parties from whom reimbursement may be sought in connection with sales of the Products.

        4.2 Literature. Upon Guidant's reasonable request, MTI shall furnish Guidant, without charge (except as otherwise agreed), with reasonable quantities of technical, advertising and selling information and literature in English concerning the Products which Guidant may incorporate or include with its own marketing materials and information relating to the Products. Guidant shall have the right to develop and distribute its own marketing materials, brochures and other information regarding the Products in connection with its sales and distribution activities under this Agreement.

        4.3 Marketing Support. To assist in marketing the Products in the Territory, each party shall, as applicable:

                4.3.1 provide the other party with any information reasonably requested by the other party for the purpose of complying with governmental requirements.

                4.3.2 provide the other party with information on marketing and promotional plans for the Products as well as copies of marketing, advertising, sales and promotional literature concerning the Products, if any; and

                4.3.3 provide the other party with certificates of free sale, trademark authorizations and any other documents which the other party may reasonably request to satisfy the requirements of the laws of the various jurisdictions within the Territory and of any competent authority.

        4.4 Sales and Training. MTI shall provide initial training of Guidant's personnel in the use of the Products, upon Guidant's reasonable request. Guidant will pay the cost of any travel and lodging for its personnel attending any such training, and MTI will pay the cost of the trainers and materials.

        4.5 Trade Shows. For trade shows and congresses of international stature, MTI agrees to assist Guidant, subject to mutual written agreement of the parties, with the promotion of the Products. Such assistance may include sharing of costs, provision of personnel and materials as well as joint exhibits.

        4.6 Changed Product. MTI shall provide Guidant with at least ninety (90) days prior written notice of any change in the processes, materials, equipment, inspection, testing, manufacturing location and the like of which it has knowledge that may have any effect on the Products or their uses.

        4.7 Insurance. MTI shall at all times during the term of this Agreement maintain product liability insurance covering the products with minimum annual limits of Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. MTI shall maintain such insurance for a minimum of five (5) years after termination of this Agreement. Within thirty
(30) days of the Effective Date, MTI shall deliver to Guidant a certificate of insurance evidencing such insurance and stating that the policy will not be canceled or modified without at least thirty (30) days prior written notice to Guidant.

        4.8 Non-Revenue Units. During the term of this Agreement, MTI agrees to provide Guidant with a reasonable amount of the Products, at no charge, as requested by Guidant, for sales presentations and medical meeting demonstrations or presentations and for testing purposes.

        4.9 Peripheral Distribution. MTI agrees that, for a period of three (3) months commencing with the Effective Date of this Agreement ("Restricted Period"), MTI will not enter into an agreement with a third party for distribution of the Peripheral Products. After the Restricted Period, MTI may enter into such an agreement with a third party for the distribution of the Peripheral Products, provided that any such agreement must provide that, upon any Change of Control Event with respect to MTI, MTI may (a) terminate such agreement without liability upon such Change of Control Event and (b) assign the agreement to MTI's successor or the acquiring entity.

        5. TRADEMARKS AND LABELING.


        5.1 Trademark License. MTI hereby grants to Guidant an exclusive, royalty-free license to use the trademarks, trade names and logos used by MTI to identify the Products (the "Trademarks") solely in the course of Guidant's advertisement, promotion, distribution and sale of the Products in the Field and in the Territory. Guidant's use of the Trademarks will be in accordance with MTI's policies that are provided to Guidant in writing from time to time. Guidant agrees to display the Trademarks on the Products distributed under this Agreement. Use of the Trademarks on the Products shall not give Guidant any proprietary rights in the Trademarks.

        5.2 Ownership. Guidant acknowledges that, subject only to the license granted herein to Guidant, MTI owns and retains all proprietary rights in all of its Trademarks.

        5.3 No Continuing Rights. Upon termination of this Agreement, Guidant will cease all further display, advertising and use of all Trademarks except in connection with the sale of Products in inventory as provided in Section 13.4 below.

        5.4 Labeling of Products. Guidant shall have the right to label the Products distributed under this Agreement in order to add its name and trademark, and in accordance with applicable regulations.

        6. ORDER PLACEMENT.

        6.1 Price. The Cost to Guidant for each Product purchased by Guidant under this Agreement shall be an amount equal to [*] percent ([*]) of the Net Sales price for such Product. The Cost shall be calculated after conversion of amounts received in foreign currency to United States dollars, as provided in
Section 1.13.

        6.2 Purchase Orders and Acknowledgements.

                6.2.1 Purchase Orders. All purchases of the Products by Guidant shall be made by written purchase order specifying by Product type the quantity, price, requested delivery schedule, delivery location, and shipping instructions. All purchases of the Products by Guidant from MTI during the term of this Agreement shall be subject to the terms and conditions of this Agreement, and any additional or different terms and conditions in a purchase order or confirmation form which conflicts with this Agreement, shall be of no force and effect, unless the parties specifically agree in writing to the terms and conditions which conflict with this Agreement.

                6.2.2 Acceptance of Orders. All orders and modifications to orders are subject to acceptance by MTI; provided, however, that MTI agrees to accept all purchase orders by Guidant for the Products as long as such orders are consistent with Guidant's forecasts of its expected orders of the Products (as described in Section 3.2 above). MTI shall use commercially reasonable efforts to fulfill all other orders by Guidant for the Products in the Territory. If MTI believes that it will not be able to satisfy Guidant's orders for the Products, it shall promptly notify Guidant, specifying the reasons for the delay and its expected duration.

        6.3 Title and Delivery of Products.

                6.3.1 All Products shall be delivered FOB MTI's manufacturing facility to the carrier designated by Guidant. If no such designation is made by Guidant, MTI shall select the most cost-effective carrier, given the time constraints known to MTI. MTI's title and the risk of loss to the Products shall pass to Guidant upon delivery of the Products to the carrier.

                6.3.2 Guidant shall pay all taxes (including, without limitation, sales, value-added and similar taxes) payable with respect to the sale and purchase of Products under this Agreement, except for taxes based on MTI's income.

                6.3.3 All Products shall be suitably packed for shipment and marked for shipment to Guidant's European facilities designated in the purchase order. Guidant agrees to undertake all import formalities required to import the Products into the Territory, and to pay all custom duties, freight, insurance and other shipping expenses, as well as any special packing expense.

                6.3.4 MTI may make partial shipments against Guidant's purchase orders upon mutual agreement of the parties.


        6.4 Cancellation/Reschedules.

                6.4.1 Guidant may reschedule each order once and no such reschedule will exceed forty-five (45) days from the originally scheduled ship date. MTI will work with Guidant on a case by case basis to resolve issues related to market changes and potential impact on orders placed with MTI.

                6.4.2 Guidant may cancel all or any portion of an order or change the scope of an order at any time prior to fifteen (15) days before the scheduled ship date. Thereafter, Guidant may do so only with MTI's written approval.

        6.5 Recalls. The parties will give prompt notice of any contemplated recall of the Products to the other party. The parties shall give each other full cooperation throughout the recall process whether such recall is voluntary or otherwise and shall comply in full with applicable legal and governmental requirements.

        7. PAYMENT AND RECORDS.

        7.1 Payment Terms. Guidant shall pay to MTI within forty-five (45) days of the receipt of invoice an estimated amount mutually agreed by the parties for the Cost specified in Section 6.1 above for each Product delivered during that month. All payments shall be made in United States dollars. Guidant may distribute as clinical samples up to seven percent (7%) of the total number of Products provided to Guidant under this Agreement. Such samples will be included in any reconciliation as Net Sales at the price (if any) for such samples or at zero dollars if the sample were distributed by Guidant free of charge.


        7.2 Quarterly Reconciliation. At the end of each calendar quarter, Guidant shall reconcile the estimated payments made to MTI under Section 7.1 above with the actual Cost for the Products purchased during such calendar quarter and shall provide a report to MTI of such reconciliation within thirty
(30) days after the end of such quarter. If the reconciliation reveals that Guidant owes MTI additional amounts, Guidant shall remit payment of such amount with its report. If the reconciliation reveals that Guidant has overpaid in its estimated payment, MTI shall reimburse Guidant within ten (10) days of receipt of the report.

        7.3 Records. No more frequently than once in any twelve (12) month period during the term of this Agreement, upon MTI's request and at its expense, Guidant shall allow an independent auditor mutually agreed upon by the parties to examine Guidant's books and records relating to the distribution and sale of the Products for the purpose of verifying the payment made by Guidant pursuant to this Section 7. If, as a result of such examination, an underpayment or overpayment is found, the applicable party will rectify the underpayment or overpayment within thirty (30) days; provided that if such examination shows an underpayment by Guidant of more than seven percent (7%), then Guidant shall pay the cost of such audit. The audit shall take place during Guidant's normal business hours, at a location to be designated by Guidant, may not disrupt the operation of Guidant's business, shall be completed within five (5) working days and shall not cover a period more than two (2) years back from the date of the audit. Scheduling of the audit shall be subject to mutual agreement of the parties.

        8. RETURNS.


        8.1 Guidant may return for a refund any Product that does not meet MTI's warranty as set forth in Section 10 of this Agreement. MTI will issue a return material authorization ("RMA") number for such defective Product upon Guidant's request. At MTI's expense, Guidant shall return any such defective Product to MTI with documentation referencing the applicable RMA number. MTI shall submit such refund and reimbursement of the return shipment cost to Guidant within forty-five (45) days of receiving the defective Product.

        8.2 Each Product delivered under this Agreement must have, upon Guidant's receipt of such Product, a minimum remaining shelf life of three-fourths (3/4) of the Product's approved shelf life. At MTI's expense, Guidant may return for a refund or replacement, at Guidant's option, any Product that does not meet this requirement. MTI shall submit such refund and reimbursement for shipping costs or replacement Product to Guidant within forty-five (45) days of receiving the returned Product. The parties understand that the Products are currently under development and, as such, do not yet have an approved shelf life. MTI will use all commercially practicable efforts to obtain shelf life approval of at least eighteen (18) months for each of the Products.

        9. CONFIDENTIAL INFORMATION.

        9.1 Identification of Confidential Information. Confidential Information provided by the disclosing party and entitled to protection under this Agreement shall be identified as such by appropriate markings on any documents exchanged. If the disclosing party provides information other than in written form, such information shall be considered Confidential Information only if the information by its nature would reasonably be considered of a confidential nature or if the receiving party, due to the context in which the information was disclosed, should have reasonably known it to be confidential, and the disclosing party gives written notice within ten (10) days of disclosure that such information is to remain confidential or the disclosing party had previously confirmed in writing that such information was confidential.

        9.2 Protection of Confidential Information. Each party acknowledges that the other party claims its Confidential Information as a special, valuable and unique asset. During the term of this Agreement and for three

(3) years thereafter, for itself and on behalf of its officers, directors, agents, and employees, each party agrees to the following:

                9.2.1 Receiving party will not disclose the Confidential Information to any third party or disclose to an employee unless such third party or employee has a need to know the Confidential Information in order to enable the disclosing party to exercise its rights or perform its obligations under this Agreement. Receiving party will use the Confidential Information only for the purposes of exercising its rights or fulfilling its obligations under this Agreement and will not otherwise use it for its own benefit. In no event shall the receiving party use less than the same degree of care to protect the Confidential Information as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated;

                9.2.2 If the receiving party faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, then, prior to disclosing any such Confidential Information, the receiving party shall promptly notify the disclosing party and, upon the disclosing party's request, shall cooperate with the disclosing party in contesting such request.

        9.3 Return of Confidential Information. All information furnished under this Agreement shall remain the property of the disclosing party and shall be returned to it or destroyed or purged promptly at its request upon termination of this Agreement; provided, however, that Guidant may retain Confidential Information of MTI as reasonably necessary for Guidant to be able to complete the sale of Products on order or in inventory at the time of termination and to support Products already sold by Guidant under this Agreement. All documents, memoranda, notes and other tangible embodiments whatsoever prepared by the receiving party based on or which includes Confidential Information shall be destroyed to the extent necessary to remove all such Confidential Information upon the disclosing party's request, except that one copy of such information that may be retained in the legal files of the receiving party. All destruction under this Section 9.3 shall be certified in writing to the disclosing party by an authorized officer of the receiving party.

        9.4 Residual Information. Either party shall be free to use for any purpose (including, but not limited to, use in the development, manufacture, marketing and maintenance of its own products and services) the Residuals resulting from access to or work with Confidential Information of the other party, provided that the party maintains the confidentiality of the Confidential Information as provided herein. The term "Residuals" shall mean information in non-tangible form that may be inadvertently retained by persons who have had rightful access to the Confidential Information, including the ideas, concepts, know-how or techniques contained therein. Notwithstanding the provisions of this
Section 9.4, during the term of this Agreement, neither party may avoid its obligations toward a particular item of the Confidential Information merely by having a person commit such item to memory so as to reduce it to a non-tangible form. Further, this Section 9.4 does not provide to either party a license to use any patented, trademarked or copyrighted material of the other party.

        9.5 Limitations. The confidentiality obligations in this Section 9 shall not apply to disclosed information which the receiving party can prove: receiving party knows at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records; is or becomes generally publicly known through authorized disclosure, receiving party independently developed without the use of any Confidential Information as evidenced by written records; or receiving party rightfully obtains from a third party who has the right to transfer or disclose it.

        9.6 Public Announcements. Notwithstanding anything to the contrary contained in this Agreement, neither party may initiate any public announcement concerning the subject matter of this Agreement or the related Convertible Subordinated Note Agreement without the prior written approval of the other party; provided, however, that this Section 9.6 shall not be construed to limit Guidant's ability to market the Products as it deems necessary or appropriate. Each party consents to the issuance of the joint press release attached hereto as Exhibit B.

        10. WARRANTY. MTI warrants that each Product to be delivered hereunder shall be free of defects and shall conform to MTI's specifications for such Product, at the time of delivery and for a one (1) year period thereafter. The one (1) year warranty period shall be extended to Guidant's customers, but will not exceed the approved shelf-life of the Product. MTI warrants that the Products do not, at the time of sale to Guidant, infringe the proprietary rights of any third party.

        11. INDEMNIFICATION.

        11.1 Indemnification. Subject to Section 11.3 below, MTI agrees, at its own expense, to defend Guidant against an "Indemnified Claim," as defined in
Section 11.2 below, and to hold Guidant harmless and indemnify Guidant from any loss, expense, liability and/or settlement (including attorneys' fees) resulting from an Indemnified Claim.

        11.2 Indemnified Claim. For purposes of this Agreement, an "Indemnified Claim" shall mean: (i) any claim asserting that the Products or any part thereof infringes any third party patent, trade secret, trademark, copyright or other proprietary right; (ii) any claim arising from or related to a material failure of MTI to comply with its warranties under this Agreement; and (iii) any claim asserting that the Products caused injury, or death to a person or damage to property.

        11.3 Limitations. MTI's obligation to indemnify Guidant is contingent upon Guidant (i) promptly notifying MTI of such claim and (ii) cooperating with MTI in the defense thereof, of which MTI will have control at MTI's expense. Notwithstanding the above, Guidant shall have the right but not the obligation, at Guidant's expense, to participate in any such defense.

        11.4 Infringements. If a claim of infringement is made with respect to a Product, then MTI at its option shall (i) obtain for Guidant the right to continue to market and distribute the Product, (ii) replace the Product with a functionally-equivalent noninfringing Product, or (iii) modify said Product so that it become noninfringing, so long as the functionality of the Product is not adversely affected. If MTI is unable to do any of the foregoing, it shall grant Guidant a full refund for all affected Products and accept return of them.

        12. LIMITATION OF LIABILITY. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, NEITHER PARTY SHALL, BY REASON OF THE TERMINATION OF THIS AGREEMENT OR OTHERWISE, BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR OTHER DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) WHETHER OR NOT ADVISED TO THE POSSIBILITY OF SUCH DAMAGES.

        13. TERM AND TERMINATION.

        13.1 Term and Renewal. This Agreement is effective as of the Effective Date and shall continue for a period of [*] ([*]) years from the date of the First Commercial Sale (the "Term"), unless terminated earlier pursuant to this
Section 13, or extended pursuant to this Section 13.1 or Section 14.5. During the term of this Agreement, the parties may negotiate and mutually agree to extend the term of this Agreement, whether for renewal periods or for a fixed period. If the parties fail to agree to such extension within twelve (12) months prior to the end of the Term, then this Agreement shall terminate at the end of the Term.

        13.2 Termination by Guidant. Guidant may terminate this Agreement at any time upon ninety (90) days written notice to MTI.

        13.3 Termination by MTI.

                13.3.1 If Guidant fails to maintain a minimum of [*] ([*]) sales personnel in the Territory during any thirty-day period after the Approval Date, Guidant shall have ninety (90) days from receipt of written notice from MTI to cure the breach. After the ninety-day cure period, if Guidant remains in breach by having fewer than [*] ([*]) sales personnel in the Territory, MTI may terminate this Agreement upon written notice to Guidant.

                13.3.2 MTI may terminate this Agreement for a Change of Control Event affecting MTI only upon at least ninety (90) days prior written notice to Guidant and upon payment of a termination fee to Guidant, calculated as follows: (i) if, as of the date of termination, there remains two years or more in the Term of this Agreement, then the termination fee shall be [*] percent ([*]) of Guidant's Margin for the remainder of the Term, based on the Net Sales for the then-most recent twelve (12) months period; and (ii) if, as of the date of termination, there remains less than two years in the Term, then the termination fee shall be [*] ([*]) times Guidant's Margin during the twelve (12) months preceding the date of termination. Notwithstanding the foregoing, in no event shall the termination fee under this Section 13.3.2 be less than [*] United States Dollars (US $[*]).

        13.4 Immediate Termination For Cause. Except as provided in Section
13.3.1 above, a party may terminate this Agreement by giving the other party thirty (30) days' written notice of such termination if the other party materially breaches or defaults in any of the material terms or conditions of this Agreement and fails to cure such breach or default within thirty (30) days of receiving notice thereof.

        13.5 The Effect of Termination.

                13.5.1 Upon any termination of this Agreement by MTI, Guidant will be entitled to have delivered the Products ordered prior to termination.

                13.5.2 Upon any termination of this Agreement, Guidant may, at its option, either sell all or any part of its remaining inventory of the Products to Customers or sell to MTI all or any part of Guidant's inventory of the Products (excluding discontinued and demonstration units). MTI agrees to repurchase all of the Products that Guidant decides to sell to MTI. Guidant must exercise the right to resell within sixty (60) days after termination of this Agreement. The price for such inventory shall be the Cost paid by Guidant to MTI for such Products plus Guidant's shipping and handling costs.

                13.5.3 Sections 1, 4.7, 6.5, 9, 10, 11, 12, 13.5 and 14 shall survive any termination of this Agreement.

        14. GENERAL PROVISIONS.


        14.1 No Waiver. The failure of either party to enforce at any time or for any period any of the provisions of this Agreement shall not be construed to be waiver of those provisions or of the right of that party thereafter to enforce each and every provision hereof.

        14.2 Assignment. Except as otherwise provided herein, this Agreement shall not be assignable by either party without the prior written consent of the other party. Any attempted assignment not otherwise permitted herein shall be void. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

        14.3 Notices. Any notice, report or statement to either party required or permitted under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, or by facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address set forth below, or to such other mailing address as the party may from time to time designate by prior notice in accordance herewith. Any such notice, report or statement sent in accordance with this Section 14.3 shall be deemed duly given upon dispatch, subject to proof of receipt.

        14.4 Governing Law. This Agreement (and any other documents referred to herein) shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance. The exclusive venue and jurisdiction for resolution of disputes hereunder shall be the courts located in Santa Clara County, California, or, if applicable, the Federal Courts in the Northern District of California. The United Nations' Convention on the Contracts for the International Sale of Goods shall not apply to this Agreement.

        14.5 Force Majeure. The parties shall not be liable for any delay or failure of obligations under this Agreement, in whole or in part, for any causes beyond the reasonable control of the parties, including, but not limited to, acts of God, war, riot, civil disturbances, strikes, lockouts or other labor disputes, accident of transportation or other force majeure. If MTI is unable to supply to Guidant any of the Products for any period of time, then MTI shall immediately notify Guidant of such inability, stating the reasons therefor and the estimated time of the delay. In such event, and upon Guidant's consent, the term of this Agreement shall be extended for a period equal to the period of time in which MTI is unable to supply Products to Guidant.

        14.6 Titles of Sections. The title of the various sections of this Agreement are used for convenience of reference only and are not intended to and shall not in any way enlarge or diminish the rights or obligations of the parties or affect the meaning or construction of this document.

        14.7 Investigation; Joint Preparation. Each party acknowledges that it has had adequate opportunity to make whatever investigation or inquiry it deems necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof. Each party further acknowledges that it has read and understands each provision of this Agreement. This Agreement has been prepared jointly by the parties and shall not be strictly construed against either party, it being agreed that each party has had an opportunity to consult with counsel of its own choosing regarding the terms and conditions of this Agreement.

        14.8 Binding Effect. This Agreement shall be binding upon and inure to the benefits of the parties hereto and, and their respective successor and permitted assigns.

        14.9 Integration/Modification/Entire Agreement. This Agreement, together with the attached Exhibits and the Convertible Subordinated Note Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes, integrates and merges all prior discussions, correspondence, negotiations, understandings or agreements. In the event of any conflict between the terms of this Agreement and the Convertible Subordinated Note Agreement, the terms of the Convertible Subordinated Note Agreement will prevail. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written instrument, which specifically identifies the intended alteration, amendment, modification or other change, clearly expresses the intention to so change this Agreement, and is signed by an authorized representative of each of the parties.

        14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed an original, and all of which together shall constitute one and the same instrument.

        14.11 Severability. If any provision, or portion thereof, of this Agreement shall be held to be invalid, illegal, void or otherwise unenforceable, such provision, or portion thereof, shall be amended to achieve as nearly as possible the same economic effect as the original provision to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remainder of the Agreement will remain in full force and effect.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.



MICRO THERAPEUTICS, INC.                 GUIDANT CORPORATION
-------------------------------------    ---------------------------------------

BY  /s/ GEORGE WALLACE                   BY  /s/  KEITH E. BRAUER
  -----------------------------------      -------------------------------------

TITLE      President,                    TITLE   Vice President, Finance and
     --------------------------------         ----------------------------------
           Chief Executive Officer               Chief Financial Officer
     --------------------------------         ----------------------------------

Address   1062-F Calle Negocio           Address   135 Constitution Drive
       ------------------------------           --------------------------------
   San Clemente, California 92673            Menlo Park, California 94025
-------------------------------------    ---------------------------------------

Telephone   714-361-0616                 Telephone
         ----------------------------             ------------------------------

Fax Number  714-361-0210                 Fax Number   408-235-3987
          ---------------------------              -----------------------------

                                    EXHIBIT A

                                    TERRITORY



        The following European countries: Austria, Belgium, Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Poland, Portugal, Spain, Switzerland and the United Kingdom.

                                    EXHIBIT B

                               JOINT PRESS RELEASE


                               [TO BE DETERMINED]